EXHIBIT 99.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated May 16, 1997, included in this Annual Report of The Atlantic American Corporation 401(k) Retirement Savings Plan on Form ii-K for the year ended December 31, 1996, into the Plan's previously filed Registration Statement No. 33-90890.


ARTHUR ANDERSEN LLP

Atlanta, Georgia
June 30, 1997